 EXHIBIT 99.1

One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter &

Year End 2010 Results

Highlights

•	Q4 2010 net sales: $7,497,000

•	Q4 2010 net earnings: $368,000

•	2010 net sales: $30,508,000

•	2010 net earnings: $1,785,000

OLD BRIDGE, New Jersey—March 21, 2011—Blonder Tongue Laboratories, Inc. (NYSE Amex:BDR) today announced its sales and results for the fourth quarter and year ended December 31, 2010.  Net sales for the fourth quarter 2010 were $7,497,000, compared to $7,001,000 for the fourth quarter 2009.  Earnings from continuing operations for the fourth quarter of 2010 were $368,000 or $0.06 per share, compared to a loss of $(32,000) or $(0.01) per share for the comparable period of 2009.  For the year ended December 31, 2010, net sales were $30,508,000, compared to $29,034,000 in the comparable period of 2009.  Earnings from continuing operations for the year ended December 31, 2010 were $1,785,000 or $0.29 per basic share compared to a loss of $(33,000) or $(0.01) per basic share for the comparable period in 2009.

The Company’s overall improved performance can be attributed to the increase in sales of digital video headend products, which generally have higher margins, along with the reduction in operating expenses due to the previously announced head count and outside consulting fee reductions. Sales of digital video headend products were $12,770,000 and $6,969,000 in 2010 and 2009, respectively. Operating expenses were $10,288,000 and $11,072,000 in 2010 and 2009, respectively.

Commenting on the fourth quarter and the year end 2010, Chairman and Chief Executive Officer James A. Luksch noted, “2010 started slowly, consistent with our first quarter traditionally being our weakest quarter.  We introduced our first EdgeQAM product toward the end of 2009 and closed a significant order with (and exclusive to) World Cinema for product that shipped in the second and third quarters of 2010. In the fourth quarter, the exclusive agreement was extended for this application shipping at a lower volume through 2011. During 2010, additional digital products were introduced in addition to the EdgeQAM, notably Standard and High Definition encoders.  We achieved the first stage of our digital strategy and successfully sold to our existing customers. The goal for 2011 is to continue with our vision by securing new markets and customers with new variations of the extremely successful EdgeQAM, encoder and other digital products.”

Conference Call Reminder

•	Monday, March 21, 2011
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #368842

About Blonder Tongue

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  With 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2010 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

      (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$7,497	$7,001	$30,508	$29,034
Gross profit	2,734	2,579	12,265	11,276
Earnings from operations	412	85	1,977	204
Earnings (loss) from continuing operations	368	(32)	1,785	(33)
Earnings from discontinued operations	-	31	-	108
Net earnings (loss)	$368	$(1)	$1,785	$75
Basic earnings (loss) per share from continuing operations	$0.06	$(0.01)	$0.29	$(0.01)
Diluted earnings (loss) per share from continuing operations	$0.06	$(0.01)	$0.28	$(0.01)
Basic and diluted gain per share from discontinued operations	$-	$0.01	$-	$0.02
Basic net earnings per share	$0.06	$-	$0.29	$0.01
Diluted net earnings per share	$0.06	$-	$0.28	$0.01
Basic weighted average shares outstanding	6,192	6,191	6,192	6,191
Diluted weighted average shares outstanding:	6,285	6,206	6,285	6,206

Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2010	December 31, 2009

Current assets	$13,878	$13,195
Property, plant, and equipment, net	3,812	4,000
Total assets	26,612	25,172
Current liabilities	1,697	1,952
Long-term liabilities	2,872	3,065
Stockholders’ equity	22,043	20,155

Total liabilities and stockholders’ equity	$26,612	$25,172

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